MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

October 4, 2004		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Third Quarter Dividend of $0.23

     MFA Mortgage Investments, Inc. (NYSE:MFA) announced today that its Board of Directors declared a quarterly dividend of $0.23 per share of common stock for the third quarter of 2004. The dividend will be paid on October 29, 2004 to stockholders of record on October 12, 2004.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, stated, “Recent increases in the target fed funds rate have led to increased borrowing costs, but have also allowed us to reinvest prepayment proceeds in higher coupon adjustable-rate and hybrid mortgage-backed securities (“MBS”). Based on portfolio results to date, the third quarter 2004 prepayment rate will show a gradual decline from the second quarter’s 32% constant prepayment rate. We remain well positioned with a high quality portfolio consisting predominantly of adjustable-rate and hybrid MBS, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually.”

     MFA seeks to generate income from investments in high-quality adjustable-rate MBS and other assets. At June 30, 2004, approximately 99% of MFA’s assets consisted of MBS guaranteed by an agency of the U.S. Government, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in interest rates and the market value of MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.